Exhibit (d)(2)
NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement is made as of the 3rd day of August, 2007, between Acer Inc., together with its subsidiaries and Affiliates, (collectively, “Company”), and Gateway, Inc., a Delaware corporation acting on behalf of itself and its Affiliates, whose address is 7565 Irvine Center Drive, Irvine, CA 92618-2930 (collectively, “Gateway”).
Gateway desires to disclose to Company certain Confidential Information (as defined in Section 1 below) to further a potential business relationship between Gateway and Acer Inc. (“the Business Purpose”) and to protect such Confidential Information from unauthorized disclosure. In consideration of Gateway’s disclosure of Confidential Information and the covenants and promises contained herein, Company agrees as follows:
1.     This Agreement will apply to all Confidential Information disclosed by Gateway. For purposes of this Agreement, “Confidential Information” shall mean any information that reasonably appears to be proprietary or confidential in nature. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by electronic, oral, visual or other means.
2.      Company agrees that, except as provided in paragraphs 3 and 4, it will (i) hold the Confidential Information in confidence, (ii) not disclose such Confidential Information to any one other than the representatives of the Company, and (iii) not use any such Confidential Information for any purpose except for the Business Purpose.
3.      Company’s obligations with regard to Confidential Information will not apply to the extent that the Confidential Information :

(i)	is now, or hereafter becomes, generally known or available to the public other than by a breach of this Agreement by Company or its representatives;

(ii)	was acquired by Company before receiving such information from Gateway;

(iii)	is hereafter rightfully furnished to Company without restriction as to use or disclosure by a third party authorized to make such disclosure;

(iv)	is information that was independently developed by Company without reference to the Confidential Information disclosed by Gateway;

(v)	is disclosed with the prior written consent of Gateway.
4.      In the event Company is required by law, regulation or a subpoena or order issued by a court of competent jurisdiction or by a governmental body to disclose any of the Confidential Information, Company will promptly notify Gateway in writing of the existence, terms and circumstances surrounding such required disclosure so that Gateway may seek a protective order or other appropriate remedy from the proper authority. Company agrees that if it is required to disclose Confidential Information, it will furnish only that portion of the Confidential Information that is legally required to be furnished and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.
5.      Company will, if so directed by Gateway in writing, promptly return to Gateway, or destroy all tangible items containing or consisting of Confidential Information and all copies thereof.
6.      Company acknowledges that Confidential Information is being furnished to Company in consideration of Company’s agreement that Company will not, for a period of one year from the date of this Agreement (the “Standstill Period”) (unless Gateway shall have requested or agreed in writing that Company take any of that action), directly or indirectly:

(i)	propose to Gateway, or intentionally encourage or assist any other person in connection with, any acquisition, tender or exchange offer, merger or other business combination or similar transaction between Company Gateway and/or its security holders, or involving Gateway, any of its securities or security holders;

(ii)	solicit or participate in, or make any public announcement regarding, any solicitation, or actively encourage or assist any person with respect to any solicitation, of any consent or proxy or vote to vote any voting security of Gateway;

(iii)	acquire, propose to acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly (i) control of, or otherwise seek to influence the management, Board of Directors or policies of, Gateway or (ii) any of Gateway’s securities, businesses or assets; or

(iv)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or

(v)	take any action that might legally compel Gateway or Company to make a public announcement regarding this Agreement or the foregoing.
The obligations set forth in paragraphs 6(i) through 6(v) above (the “Standstill Obligations”) shall terminate upon the acquisition, merger or consolidation of, or other business combination or similar transaction involving, Gateway or the acquisition of all or substantially all of Gateway’s assets or businesses.
Nothing in this Agreement shall preclude either party from initiating discussions with the other party regarding a possible negotiated transaction on a non-public basis or any discussions in the ordinary course of business in connection with their existing relationships.
Company and its representatives will be released from the Standstill Obligations in the event there is a public announcement that (i) a third party or group has made, or has announced its intention to make, an unsolicited offer to acquire (in any manner), or is assisting or encouraging any other party to acquire or make an unsolicited offer to acquire (in any manner), or makes with the consent of Gateway a public offer to acquire (in any manner), directly or indirectly, control of Gateway or its board of directors (including, without limitation, through a solicitation of proxies) or any voting securities of Gateway or all or substantially all of the businesses or assets of Gateway, without the consent of Gateway’s board of directors or (ii) Gateway and any person or group have entered into or announced their intention to enter into an agreement (A) that, if consummated, would result in that person or group, directly or indirectly, acquiring control of Gateway (in any manner) or acquiring all or substantially all of the assets of Gateway, or (B) otherwise to engage in any transaction that would require the approval of Gateway’s stockholders, other than a minority equity or convertible debt or convertible equity offering or private placement that would not constitute a change of control, where (x) no stockholder or “group” (as defined above) acquires in such offering or placement in excess of 15% of the outstanding common shares or securities that as of the date of the offering or placement would convert into in excess of 15% of the outstanding common shares, and (y) no strategic investor or competitor acquires in such offering or placement in excess of 5% of the outstanding common shares or securities that as of the date of the offering or placement would convert into in excess of 5% of the outstanding common shares.
7.     Nothing in this Agreement, any discussions undertaken, nor any disclosures made pursuant to this Agreement shall be deemed a commitment to engage in any business relationship, contract or future dealing with the other party. In addition, nothing in this Agreement shall be deemed to limit either party’s right to conduct similar discussions or perform similar activities to those undertaken in accordance with this Agreement, unless such discussions or activities are in violation of the terms hereof.

8.     Company understands and acknowledges that Gateway makes no representation or warranty, express or implied, as to the accuracy or completeness of Confidential Information disclosed hereunder. Gateway shall have no liability or responsibility for errors or omissions in, or any decisions made by Company in reliance on, any Confidential Information disclosed under this Agreement.
9.     In consideration of Confidential Information being furnished to Company, Company hereby agrees that for a period of one year from the date of this Agreement, Company will not solicit to employ or employ any of the current officers of Gateway or any other employees employed by Gateway to whom Company is introduced as a result of or in connection with the Business Purpose, so long as they are employed by Gateway, without obtaining the prior written consent of Gateway provided, however, that the foregoing provision will not prevent Company from hiring any such person who approached Company or any agent (including placement and recruitment agencies).
10.     No waiver, modification or amendment of any provisions of this Agreement shall be valid unless made in writing, signed by both parties. This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. Neither party shall assign any of its rights or obligations hereunder, except to an Affiliate or successor in interest, without the prior written consent of the other party, which consent shall not be unreasonably withheld.
11.     In the event of any breach of the provisions of this Agreement, the parties hereto acknowledge that monetary damages may be inadequate compensation and that the parties may be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available at law or in equity. This provision with respect to injunctive relief shall not, however, diminish the right of either party to claim and recover damages.
12.     If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of New York, without giving effect to any choice of laws principles that would require the application of the laws of a different country or state.
13.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any signed copy of this Agreement copied or reproduced and transmitted via photocopy, facsimile or other process that accurately transmits the original document shall be considered an original document.
14.     This letter agreement and Company’s obligations hereunder shall terminate upon the date that is two years from the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

GATEWAY, INC.		ACER INC.

By:	/s/John P. Goldsberry	By:	/s/Gianfranco Lanci

Name:	John Goldsberry	Name:	Gianfranco Lanci

Title:	CEO	Title:	President & CEO

Date:	8/3/07	Date:	8/6/07

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